EXHIBIT 10.14(d)

Scotiabank
Scotiabank Anguilla Limited

P.O. Box 250
The Valley, Anguilla W.I.

13th March, 2000

Mr. Peter J. Sonnabend
Vice Chairman
Sonesta International Hotels Corporation

Dear Mr. Sonnabend:

RE: SONESTA HOTELS OF ANGUILLA LIMITED

We are pleased to confirm, subject to acceptance by Sonesta Hotels of Anguilla Limited, Scotiabank Anguilla Limited ("The Bank") will make available to Sonesta Hotels of Anguilla Limited ("The Borrower"), the following credit facilities on the terms and conditions set out below and in the Schedule A attached hereto (collectively referred to as the "Commitment Letter").

This Commitment Letter supersedes all previous Commitment Letters and is not in addition to any previous Commitment Letters.

Booking Office         Scotiabank Anguilla Limited or any Branch of the Bank of
                       Nova Scotia designated by the Bank.

Credit #1
Amount:                USD 3,817,125 non-revolving loan.

Purpose: To purchase the hotel now known as Sonesta Beach Resort of Anguilla.

Interest Rate:         30, 60, or 90 day (Borrower's option) London Inter-Bank
                       Offer Rate (LIBOR) plus 2.25% per annum. Interest is payable on funding rollover dates, net of any withholding tax.

Availment:             The credit/facility has been fully drawn.

Repayment:             Repayable in quarterly installments with a balloon
                       payment as follows:
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                                     - 2 -


                       Date                  Amount
                       ----                  ------
                       June 01, 2000         $   97,875
                       Sept. 01, 2000        $   97,875
                       Dec. 01, 2000         $   97,875
                       March 01, 2001        $   97,875
                       June 01, 2001         $   97,875
                       Sept. 01, 2001        $   97,875
                       Dec. 01, 2001         $   97,875
                       Dec. 31, 2001         $3,132,000 (or the balance of
                                             ----------  principal and interest
                                             $3,817,125  then outstanding,
                                             ----------  whichever is the
                                                         greater).

                       The foregoing principal payments and/or those payments due on Credit #2 at the Bank's option, are to be supplemented annually by application of 25% of Excess Cash Flow after debt service as evidenced by audited year end financial statements, with such payment to be made within 120 days of each fiscal year end and applied to the loan in inverse order of loan payment maturity. Excess Cash Flow is defined as net income plus depreciation and amortization, plus disbursements of any kind to officers, affiliates or non-arms length parties, less principal paid on Bank term loans, less Furniture, Fixtures and Equipment ("FF & E") Reserve to a maximum of 5% of gross revenues, and Management Fees, and all other amounts payable under the Management Contract and/or Lease Agreement (to affiliates and other related companies), all calculated on an annual basis. Permission from the Bank to increase the maximum allowable FF & E reserve will not be unreasonably withheld.

Prepayment:            Prepayment is permitted in multiples of $100,000 on
                       interest funding rollover dates. Any charges normally applied by the Bank to cover losses incurred when prepayments are made on other than rollover dates are for the account of the Borrower.

Credit #2 Amount:      USD 1,486,875 non-revolving loan.

Purpose:               Assist in funding expansion of the hotel.

Interest Rates:        30, 60, or 90 day (Borrower's option) London Inter-Bank
                       Offer Rate (LIBOR) plus 2.25% per annum. Interest is
                       payable on funding rollover dates, net of any withholding
                       tax.
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                                      - 3 -


Availment:             The credit/facility has been fully drawn.

Repayment:             Repayable in quarterly installments with a balloon
                       payment as follows:

                       Date                  Amount
                       ----                  ------
                       June 01, 2000         $   38,125
                       Sept. 01, 2000        $   38,125
                       Dec. 01, 2000         $   38,125
                       March 01, 2001        $   38,125
                       June 01, 2001         $   38,125
                       Sept. 01, 2001        $   38,125
                       Dec. 01, 2001         $   38,125
                       Dec. 31, 2001         $1,220,000 (or the balance of
                                             ----------  principal and interest
                                             $1,486,875  then outstanding,
                                             ----------  whichever is the
                                                         greater).

Credit #3 Amount:      USD 400,000 operating overdraft.

Purpose: Assist with any cash flow shortfalls the hotel may experience during the months of March 2000 to May 2000, pending receipt of insurance proceeds.

Interest Rates:        Scotiabank Anguilla Limited's Base lending rate for US
                       Dollars in Anguilla plus a spread of 1%. (Presently effective 11%).

Availment:             The credit may be availed by cheques drawn on the current
                       account of the Borrower at this Bank.

Repayment:             The facility is to be repaid in full by 31st May, 2000.

Credit #4 Amount:      USD 600,000 non-revolving loan.

Purpose: To repay indebtedness to parent, Sonesta International Hotels Corporation, for financial assistance provided in connection with repairs to hotel after hurricane Lenny.
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                                      - 4 -


Interest Rates:        30, 60, or 90 day (Borrower's option) London Inter-Bank
                       Offer Rate (LIBOR) plus 2.25% per annum. Interest is payable on funding rollover dates, net of any withholding tax.

Availment:             The credit may be availed by direct advance(s) evidenced
                       by demand promissory notes(s).

Repayment:             Repayable in full with a lump sum payment by 31st May,
                       2000.

Fees: A commitment fee of US $5,000 is payable upon your acceptance of this offer of credit.

Security           1.  Registered First Demand Mortgage Debenture stamped to
                       $6,390,000 providing the Bank with a first legal mortgage over a total of approximately 39 acres of leasehold land at Merrywing, Anguilla and the construction thereon, presently substantially represented by the hotel known as Sonesta Beach Resort of Anguilla, and a floating charge over all of the other assets of the company. This includes the 2.0 acres of land leased from Jeremiah
                       Gumbs, known as West Central Block 28009B Parcel 3 (Lot
                       1).

                   2. A registered caution over 12 acres of land adjacent to that on which the hotel is constructed along with a letter from the company not to encumber this asset.

                   3. All perils insurance, including flood and windstorm, for the full amount of the hotel as well as FF & E and inventory, with an insurer acceptable to the Bank.

                   4.  The guarantee of Sonesta International Hotels Corporation
                       (SIHC) for US $1,900,000 supported by all necessary resolutions. The guarantee will reduce to US $1,000,000 upon the Borrower achieving an operating cash flow to provide a debt service ratio of not less than 1.25 to 1 in a year in which payments of principal are made as scheduled.

                       The guarantee will further reduce to US $500,000 in the next year in which the same ratio is maintained and principal payments are made as scheduled.

Conditions
Precedent:             Nil
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                                      - 5 -


Other              1.  No advances, bonuses, loans or dividends to officers,
Conditions:            affiliates or parent without the prior written consent of
                       the Bank.

                   2. 25% of cash flow after debt service and annual maintenance expenditures (5% of gross revenues to be set aside for annual maintenance) to be applied to N/R loan commencing fiscal year 2000, as detailed under "Repayment" above.

                   3. No change in ownership without the prior written consent of the Bank.

                   4. No lease agreements, development orders, condominium developments, timeshare schemes or other forms of room pre-selling are permitted without the prior written consent of the Bank.

                   5. All accounts of the hotel including Visa/Mastercard sales drafts are to be maintained with the Bank, subject to pricing being competitive.

                   6. Any contract to manage the hotel must be in form and substance acceptable to the Bank, with a management entity acceptable to the Bank.

                   7. The management company shall provide its written acknowledgement, that its management contract may be terminated by the Bank at its sole option, without penalty in the event of default by the Borrower under the terms of the loan documentation and the Bank having instituted proceedings to realize its security. The Bank would consider any default to be cured by the Borrower or Guarantor if the same is remedied within 30 days of notice to the Borrower and Guarantor.

Reporting:         1.  Annual audited financial statements of the Borrower
                       within 120 days of fiscal year end, duly signed.

                   2. Annual audited financial statements of the Guarantor within 120 days of fiscal year end, duly signed.

                   3. Quarterly in-house financial statements of the Borrower within 45 days of period end.

                   4. Profit and loss projections for the next fiscal year within 45 days of the Borrower's fiscal year end.
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                                      - 6 -


                   5. Copy of the annual Government health certificate to be provided to the Bank on receipt of the same.

                   6. Evidence satisfactory to the Bank is to be provided annually, concurrently with the Borrower's financial statements or at such other time as may be agreed by the Bank, that all property taxes and other taxes, including gross receipts taxes due and payable have been paid or arrangements satisfactory to the Bank have been made for their payment, and that all employee deductions have been remitted to the government as required.

                   7. Where the prior written consent of the Bank is required, such will not be unreasonably withheld or delayed.

Applicable             All agreements and documentation shall be governed by and
Law:                   construed in accordance with the laws of Anguilla.

If the terms and conditions set out above and in Schedule 'A' attached hereto are acceptable to you, please sign the enclosed copy of this letter in the spaces indicated on the following page and return the letter to the undersigned by the close of business on 10th April, 2000.

Yours very truly,
SCOTIABANK ANGUILLA LIMITED


s/s
A.W. MacCalman
Managing Director

The terms and conditions set out above and in Schedule A attached hereto are hereby acknowledged and accepted by:

                                       Sonesta Hotels of Anguilla Limited


3/14/00                                s/s
--------------------                   -----------------------------------------
Date                                   Mr. Peter Sonnabend
                                       Director

                                       Sonesta International Hotels Corporation
                                       (as Guarantor)


3/14/00                                s/s
--------------------                   -----------------------------------------
Date                                   Name and Title
                                       Peter J. Sonnabend - Vice Chairman